Exhibit 99.1

20 South Wacker Drive Chicago, IL 60606	141 West Jackson Boulevard Chicago, IL 60604

FOR IMMEDIATE RELEASE

CME and CBOT Revise Merger Agreement to Provide Increased Value to CBOT Shareholders

Agreement Delivers One-Time Cash Dividend to All CBOT Shareholders and Guarantee for Holders of CBOE Exercise Rights

CHICAGO, June 14, 2007 — Chicago Mercantile Exchange Holdings Inc. (NYSE/Nasdaq: CME) and CBOT Holdings, Inc. (NYSE: BOT) today announced that they have revised the terms of their merger agreement to provide additional value to all CBOT Holdings shareholders and a guarantee for holders of Chicago Board Options Exchange (CBOE) exercise right privileges (ERP). The revised agreement has been unanimously approved by the boards of directors of both companies.

Under the terms of the revised agreement:

•	All CBOT shareholders will receive a one-time cash dividend of $9.14 per CBOT share, or a total of $485 million. The dividend will be declared by CBOT before the close of the merger and paid immediately prior to the merger, after all the conditions to the merger have been satisfied. For a CBOT full member who holds the minimum 27,338 shares of CBOT Class A common stock currently required to exercise the ERP, the $9.14 per share dividend equates to $250,000 of cash value.

•	In addition, eligible holders of ERPs will have additional choice regarding their exercise rights:

•	The right to continue as a class member in the CBOE lawsuit with all of its substantial upside recovery potential and a guarantee, even if the lawsuit is lost or settled, of up to a $250,000 payment; or

•	For members who do not want to pursue the lawsuit, the right to sell their ERP to the corporation for $250,000 payable following the closing of the merger.

•	CME eliminated the $15 million cap on out-of-pocket costs (including attorneys’ fees) incurred with respect to its obligations to prosecute the ERP litigation and defend against any other proceedings brought to challenge the exercise rights.

• A five-person committee of the Board of CME Group, including three CBOT directors, will have veto authority over rule changes, including member fees, that could materially impair the business opportunities of CBOT members. This veto

The combination of these enhancements substantially increases the value of the transaction for all CBOT Holdings shareholders and CBOT members.

“We believe that this one-time dividend to all CBOT shareholders and the unique ERP guarantee and purchase offer further improve the value of a merger with CME over the unsolicited ICE proposal,” said CME Executive Chairman Terry Duffy. “CME and CBOT are committed to completing our merger and delivering superior value to shareholders of both companies. We recognize that different CBOT members may have different preferences for realizing value for their ERP rights. The combination of the substantial cash dividend for all CBOT shareholders and the more flexible and potentially more valuable ERP guarantee better addresses CBOT shareholders’ interests and positions us to successfully complete our shareholder and member votes on July 9.”

“We believe that the special dividend, the unique ERP guarantee and the enhancements to governance and member rights further improve the overall value of a merger with CME for all shareholders and members,” said CBOT Chairman Charlie Carey.  “A combination with CME will create the most extensive and diverse global derivatives exchange, transforming global derivatives markets and creating efficiencies for customers and members while delivering significant benefits to shareholders.”

“We believe the CBOE/ICE agreement fails to offer fair value to CBOT members,” said Craig Donohue, CME Chief Executive Officer.  “The cash dividend of $9.14 per share, or a total of $485 million, will provide immediate liquidity to all CBOT shareholders.  For a CBOT full member who holds 27,338 CBOT Class A shares, this dividend equates to approximately $250,000 in respect of those shares.  Additionally, our “Exercise Right” guarantee is superior because it allows ERP holders to either cash out early or remain in the litigation with a minimum $250,000 value guarantee and the potential for capturing the substantial upside, including the potential right to share equally with CBOE regular members in any CBOE demutualization. For illustrative purposes, if CBOE’s fair market value is $3.3 billion and ERP owners and CBOE members share pro rata, the value of an ERP share is about $1.5 million.”

“From a strategic and operational perspective, the combination with CME provides outstanding opportunities for growth, efficiencies and innovation, creating the leading global derivatives exchange in all major asset classes and one of the world’s most liquid marketplaces,” said CBOT President and CEO Bernard W. Dan. “We look forward to working with the CME management team to complete this transaction and to achieve the tremendous potential we believe the combined company will provide to its shareholders, customers and members.”

One-Time Cash Dividend

Under the terms of the agreement, CBOT will declare a one-time dividend of $9.14 per share of CBOT Holdings Class A common stock to shareholders of record as of a date prior to the close of the merger. The dividend will be conditioned upon the satisfaction or waiver of all of the conditions to the merger and paid immediately prior to the closing of the merger. In addition, the parties have agreed that appraisal rights will be available to CBOT Holdings shareholders in connection with the merger in accordance with Delaware law.

ERP Guarantee

Under the terms of the revised agreement, effective immediately following the closing of the merger:

•	An ERP holder who is also a B-1 member on May 29, 2007, the record date for the merger vote, may sell that ERP to the Board of Trade of the City of Chicago, Inc. (Exchange) for $250,000 in cash within 45 days of the closing of the merger. In the event that a final resolution in the ERP litigation results in eligible ERP holders receiving or retaining cash or property with a combined fair market value less than $250,000 per ERP, the CBOT will pay such eligible ERP holders the difference between $250,000 and the value of their recovery. This preserves for ERP holders a substantially higher payment, as well as trading rights if the litigation process produces a higher recovery, including a full interest in CBOE.

CME and CBOT noted that their guarantee for ERP holders did not require approval of CBOE or CBOE members, or the court or the class plaintiff in the pending Delaware litigation. The ICE/CBOE proposal, by contrast, would require the approval of CBOE members, the court and the class plaintiff in the litigation, creating significant uncertainty regarding, if or when, the proposed ERP consideration would be paid. The ICE/CBOE proposal is designed to extinguish the rights of ERP holders without the opportunity to preserve their rights to a full participation in a CBOE demutualization.

CME has also eliminated the $15 million cap on out-of-pocket costs (including attorneys’ fees) incurred by CBOT with respect to its obligations to prosecute the CBOE litigation and defend against any other proceedings brought to challenge the exercise rights.

Governance and Member Rights

A five-person committee of the Board of CME Group, including three CBOT directors, will have veto authority over rule changes, including member fees, that could materially impair CBOT member opportunity. This veto authority will extend to the 2012 Annual Meeting of Stockholders, an extension of three additional years from the original merger agreement.

In addition, the terms of the revised merger agreement extend the period during which designated CBOT directors serve on the Board of CME Group to the 2012 Annual Meeting of Stockholders.

Tender Offer

The terms of the revised merger agreement continue to include an obligation on the part of CME to make a $3.5 billion cash tender offer at $560 per share shortly following the closing of the merger. Both CME shareholders and CBOT shareholders that receive CME stock in the merger will be eligible to participate in the tender offer. If the stock trades through the $560 level, CME is committed to return excess capital to shareholders.

CME and CBOT Holdings will hold an investor call and webcast today at 9:15 a.m. Eastern Time / 8:15 a.m. Central Time to discuss this morning’s announcement. Presentation materials can be accessed through the investor relations section of CME’s Web site at http://www.cme.com/. To participate in the call, dial (800) 500-0311. International callers should dial (719) 457-2698. No passcode is necessary.

About CME
CME (www.cme.com) is the world’s largest and most diverse financial exchange.  As an international marketplace, CME brings together buyers and sellers on the CME Globex(r) electronic trading platform and on its trading floors. CME offers futures and options on futures in these product areas: interest rates, stock indexes, foreign exchange, agricultural commodities, energy, and alternative investment products such as weather, real estate and economic derivatives.   CME is a wholly-owned subsidiary of Chicago Mercantile Exchange Holdings Inc. (NYSE, NASDAQ:CME), which is part of the Russell 1000(r) Index and the S&P 500(r) Index.

About the CBOT
As one of the leading global derivative exchanges, the Chicago Board of Trade provides a diverse mix of financial, equity and commodity futures and options-on-futures products. Building on its 159-year history, the CBOT continues to advance into the future using the strength of deep liquidity, market integrity and member-trader expertise. Using superior trading technology in both electronic and open-auction trading platforms, the CBOT provides premier customer service to risk managers and investors worldwide. For more information, visit our website at http://www.cbot.com/.

Forward-Looking Statements
This press release may contain forward-looking information regarding Chicago Mercantile Exchange Holdings Inc. and CBOT Holdings, Inc. and the combined company after the completion of the merger that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the benefits of the business combination transaction involving CME and CBOT, including future financial and operating results, the new company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based on current beliefs, expectations, forecasts and assumptions of CME’s and CBOT’s management which are subject to risks and uncertainties which could cause actual outcomes and results to differ materially from these statements. Other risks and uncertainties relating to the proposed transaction include, but are not limited to, the satisfaction of conditions to closing, including receipt of shareholder, member, regulatory and other approvals on the proposed terms; the proposed transaction may not be consummated on the proposed terms; uncertainty of the expected financial performance of the combined company following completion of the proposed transaction; the combined company may not be able to achieve the expected cost savings, synergies and other strategic benefits as a result of the proposed transaction; the integration of CBOT’s operations with CME’s may not be successful or may be materially delayed or may be more costly or difficult than expected; general industry and market conditions; general domestic and international economic conditions; and governmental laws and regulations affecting domestic and foreign operations.

More information regarding other risks to the parties performance can be found in their filings with the Securities and Exchange Commission (SEC), including Item 1A of each of their Annual Reports on Form 10-K for the fiscal year ended December 31, 2006 and their most recent Quarterly Reports on Form 10-Q. Copies of said filings are available online at http://www.sec.gov or on request from CME or CBOT. You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release. Except for any obligation to disclose material information under the Federal securities laws, CME and CBOT undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this press release.

Additional Information
CME and CBOT have filed a definitive joint proxy statement/prospectus with the SEC in connection with the proposed transaction. The parties intend to file a supplement to the joint proxy statement/prospectus and mail the supplement to their respective shareholders in connection with the special shareholder meetings. This press release is not a substitute for the definitive joint proxy statement/prospectus, as supplemented, or any other documents CME and CBOT have filed or will file with the SEC. Investors and security holders are urged to read the definitive joint proxy statement/prospectus, as supplemented, and any other relevant documents filed or to be filed by CME or CBOT because they contain or will contain important information about the proposed transaction. The definitive joint proxy statement/prospectus is,

CME and its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding CME’s directors and executive officers is available in CME’s proxy statement for its 2007 annual meeting of stockholders, dated March 17, 2007. Additional information regarding the interests of such potential participants is available in the definitive joint proxy statement/prospectus, as supplemented, and the other relevant documents filed with the SEC.

CBOT and its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding CBOT directors and executive officers is available in CBOT’s proxy statement for its 2007 annual meeting of stockholders, dated March 29, 2007. Additional information regarding the interests of such potential participants is included in the joint proxy statement/prospectus and the other relevant documents filed with the SEC.

Statements included in this press release relating to the ICE offer reflect the views of CME’s and CBOT’s management.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

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Contacts:

CME Contacts –
Media:
Allan Schoenberg, 312.930.8189	CBOT Contacts –
Anita Liskey, 312.466.4613	Media:
Chuck Burgess	Maria C. Gemskie, 312.341.3257
The Abernathy McGregor Group	Harlan Loeb
212.371.5999	Financial Dynamics
Investors	312.861.4703
John Peschier	Investors
312.930.8491	Deborah Koopman
CME-G	312.789.8532

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